Exhibit 99.1

US Patent Office Rejects All 191 Claims in Key MonoSol Patent

Asserted Against BioDelivery Sciences

Decision supports BDSI’s position regarding the invalidity of MonoSol’s ‘588 Patent

RALEIGH, N.C., November 28, 2011 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) has been informed by the United States Patent & Trademark Office (USPTO) that it has rejected all claims of US Patent No. 7,824,588 (the ‘588 Patent) which is currently being asserted against BDSI by MonoSol RX, LLC (MonoSol). The USPTO’s action follows BDSI’s September 2011 request for reexamination of the ‘588 Patent by the USPTO.

The USPTO’s action is a significant and positive development for BDSI as the ‘588 Patent is a key element of claims first asserted in a litigation filed by MonoSol in November 2010 against BDSI and its commercial partners for BDSI’s ONSOLIS. In its action, MonoSol claimed that BDSI’s confidential, proprietary manufacturing process for ONSOLIS infringes on the thin film manufacturing process claimed in the ‘588 Patent.

BDSI has defended the case on the grounds of non-infringement and invalidity of the ‘588 Patent. In September 2011, BDSI filed an Inter Partes Request for Reexamation of the ‘588 Patent with the USPTO based on a number of prior art references that anticipate and/or render obvious (and thus unpatentable and invalid) all of the claims of the ‘588 Patent. The recent action by the USPTO supports BDSI’s position on this matter. The USPTO granted BDSI’s request for the reexamination, because it found substantial new questions of patentability affecting all 191 claims of the ‘588 Patent, and it issued an official action rejecting all 191 claims as unpatentable over a number of prior art references. MonoSol has two months to respond to this action, after which BDSI may comment to the USPTO on MonoSol’s response.

In light of this development, BDSI will continue its aggressive defense of this matter towards what the Company believes will be a positive resolution for BDSI. It is BDSI’s position that two additional patents MonoSol added to its case against BDSI only recently are similarly invalid and unenforceable.

Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI commented, “This is a very significant and positive development for BDSI and its commercial partners involved in this case. We have consistently maintained that we do not infringe the ‘588 Patent or any other patent of MonoSol, and importantly, that the ‘588 Patent is clearly invalid based on prior art. The USPTO’s official action convincingly validates this latter position. The fact that our reexamination request was granted so quickly by the USPTO was welcome but not surprising given the information we provided to them. However, the fact that they took the extra step to reject every single claim of the ‘588 Patent as invalid over the prior art was extraordinary and raises serious questions as to the enforceability of the ‘588 Patent. The USPTO’s rejection of all 191 claims of the ‘588 patent enhances our confidence in defending against MonoSol’s claims. We intend to continue to aggressively pursue whatever actions are necessary to defend our position and expect that all of MonoSol’s claims will ultimately be defeated.”

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the patented BEMA technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it will be marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.). BDSI’s second pain product, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is in development in a high dose formulation for the treatment of opioid dependence. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting (BEMA Granisetron). BDSI’s headquarters is located in Raleigh, North Carolina. For more information, visit www.bdsi.com.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL is registered trademark of Meda Pharma GmbH & Co. KG.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the impact of the USPTO’s action regarding the ‘588 Patent and the timing for and results of BDSI’s litigation with MonoSol) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Brian Korb

Senior Vice President

The Trout Group LLC

(646) 378-2923

bkorb@troutgroup.com

Al Medwar

Vice President, Marketing and Corporate Development

BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsi.com